EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2023 Results

•Full Year Net Income of $389 Million and Earnings Per Share of $40.44
•$134 Million Working Capital Improvement in 2023
•$361 Million Repaid on Revolving Credit Facility in 2023
•Acquired American Pacific Corporation (AMPAC) in January 2024
Richmond, VA, January 31, 2024 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year of 2023.

Net income for the fourth quarter of 2023 was $80.4 million, or $8.38 per share, compared to net income of $90.5 million, or $9.26 per share, for the fourth quarter of 2022. Net income for 2023 was $388.9 million, or $40.44 per share, compared to net income of $279.5 million, or $27.77 per share, for 2022.

Petroleum additives sales for the fourth quarter of 2023 were $642.0 million, compared to $680.3 million for the same period in 2022. Petroleum additives operating profit for the fourth quarter of 2023 was $110.4 million, compared to $117.1 million for the fourth quarter of 2022. The decrease in operating profit was mainly due to higher operating costs and lower shipments, partially offset by lower raw material costs. We also experienced lower selling prices offset by favorable product mix.

Sales for the petroleum additives segment for 2023 were $2.7 billion, compared to $2.8 billion in 2022. Petroleum additives operating profit for 2023 was $514.4 million, compared to $378.2 million for 2022. The increase in operating profit was a result of selling prices, including favorable product mix, partially offset by lower shipments and higher raw material and operating costs. Shipments decreased 10.7% when comparing 2023 to 2022, with decreases in both lubricant additives and fuel additives shipments in all regions except Europe, which reported a small increase in fuel additives shipments.
During 2023, our shipments were impacted by the overall global economic weakness and inventory rationalization which persists in the chemical industry. We remain challenged by the ongoing inflationary environment and continue to experience increased operating costs. We are maintaining our focus on managing our operating costs, our inventory levels, and our portfolio profitability, while continuing our investment in technology.

We are very pleased with the performance of our petroleum additives business during 2023 and the work done by our team to achieve four quarters of strong operating profit. We generated solid cash flows throughout the year, our working capital improved by $134.3 million, and we made payments of $361.0 million on our revolving credit facility. We returned $127.9 million to our shareholders through dividends of $85.0 million and share repurchases of $42.9 million (119,075 shares of our common stock). As of December 31, 2023, our Net Debt to EBITDA ratio was 0.9, which was a significant improvement over the December 31, 2022 ratio of 2.0.

On January 16, 2024, we completed the acquisition of AMPAC, for approximately $700 million. AMPAC is the leading North American manufacturer of critical performance additives used in solid rocket motors for space launch and military defense applications. The acquisition was funded by cash on hand and borrowings under our revolving credit facility. We expect that AMPAC will be accretive to our net income in 2024. The additional borrowing associated with the AMPAC acquisition increased our Net Debt to EBITDA ratio, but we remain within our target operating range of 1.5 to 2.0.

On January 22, 2024, we entered into a new five-year, $900 million revolving credit facility that replaced our prior $900 million facility and also entered into a two-year, $250 million unsecured term loan. This term loan gave us additional flexibility to repay borrowings under our revolving credit facility and support our business needs.

As we look ahead to 2024 and beyond, we anticipate continued strength in our petroleum additives segment. We also look forward to the integration of AMPAC into the NewMarket family of companies. We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents and marketable securities. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. ET on Thursday, February 1, 2024, to review fourth quarter and full year 2023 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until February 8, 2024, at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 49638. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/49638. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), and American Pacific Corporation (AMPAC). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a leading manufacturer of specialty chemicals used in solid rocket motors for the aerospace and defense industries. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net Sales:
Petroleum additives	$642,030	$680,292	$2,689,709	$2,754,310
All other	1,320	2,267	8,710	10,489
Total	$643,350	$682,559	$2,698,419	$2,764,799
Segment operating profit:
Petroleum additives	$110,402	$117,114	$514,428	$378,244
All other	(2,225)	(1,577)	(4,986)	(1,782)
Segment operating profit	108,177	115,537	509,442	376,462
Corporate unallocated expense	(6,457)	(6,190)	(26,147)	(21,579)
Interest and financing expenses	(7,110)	(10,343)	(37,359)	(35,202)
Loss on early extinguishment of debt	0	0	0	(7,545)
Other income (expense), net	10,012	9,286	43,026	35,598
Income before income tax expense	$104,622	$108,290	$488,962	$347,734
Net income	$80,410	$90,522	$388,864	$279,538
Earnings per share - basic and diluted	$8.38	$9.26	$40.44	$27.77

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net sales	$643,350	$682,559	$2,698,419	$2,764,799
Cost of goods sold	466,224	503,008	1,925,906	2,124,302
Gross profit	177,126	179,551	772,513	640,497
Selling, general, and administrative expenses	36,799	35,803	151,470	145,106
Research, development, and testing expenses	38,990	34,217	137,998	140,252
Operating profit	101,337	109,531	483,045	355,139
Interest and financing expenses, net	7,110	10,343	37,359	35,202
Loss on early extinguishment of debt	0	0	0	7,545
Other income (expense), net	10,395	9,102	43,276	35,342
Income before income tax expense	104,622	108,290	488,962	347,734
Income tax expense	24,212	17,768	100,098	68,196
Net income	$80,410	$90,522	$388,864	$279,538
Earnings per share - basic and diluted	$8.38	$9.26	$40.44	$27.77
Cash dividends declared per share	$2.25	$2.10	$8.85	$8.40

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$111,936	$68,712
Trade and other accounts receivable, less allowance for credit losses	432,349	453,692
Inventories	456,234	631,383
Prepaid expenses and other current assets	39,051	38,338
Total current assets	1,039,570	1,192,125
Property, plant, and equipment, net	654,747	659,998
Intangibles (net of amortization) and goodwill	124,642	126,069
Prepaid pension cost	370,882	302,584
Operating lease right-of-use assets, net	70,823	62,417
Deferred charges and other assets	48,207	63,625
Total assets	$2,308,871	$2,406,818
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$231,137	$273,289
Accrued expenses	76,546	89,508
Dividends payable	19,212	17,850
Income taxes payable	6,131	16,109
Operating lease liabilities	15,074	15,569
Other current liabilities	16,064	11,562
Total current liabilities	364,164	423,887
Long-term debt	643,622	1,003,737
Operating lease liabilities - noncurrent	55,058	46,968
Other noncurrent liabilities	168,966	169,819
Total liabilities	1,231,810	1,644,411
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,590,086 at December 31, 2023 and 9,702,147 at December 31, 2022)	2,130	0
Accumulated other comprehensive loss	(21,071)	(71,995)
Retained earnings	1,096,002	834,402
Total shareholders' equity	1,077,061	762,407
Total liabilities and shareholders' equity	$2,308,871	$2,406,818

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2023	2022
Net income	$388,864	$279,538
Depreciation and amortization	78,010	82,285
Cash pension and postretirement contributions	(10,219)	(9,748)
Working capital changes	134,280	(204,636)
Deferred income tax benefit	(14,750)	(42,645)
Capital expenditures	(48,293)	(56,169)
Net (repayments) borrowings under revolving credit facility	(361,000)	213,000
Repurchases of common stock	(42,864)	(207,470)
Dividends paid	(85,034)	(84,263)
Proceeds from sales and maturities of marketable securities	0	372,846
Redemption of 4.10% senior notes	0	(350,000)
Loss on early extinguishment of debt	0	7,545
Cash costs of 4.10% senior notes redemption	0	(7,099)
Loss on marketable securities	0	2,977
Purchases of marketable securities	0	(787)
All other	4,230	(9,966)
Increase (decrease) in cash and cash equivalents	$43,224	$(14,592)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net Income	$80,410	$90,522	$388,864	$279,538
Add:
Interest and financing expenses, net	7,110	10,343	37,359	35,202
Income tax expense	24,212	17,768	100,098	68,196
Depreciation and amortization	19,997	19,777	76,620	80,775
EBITDA	$131,729	$138,410	$602,941	$463,711

Net Debt to EBITDA
			December 31,
			2023	2022
Long-term debt, including current maturities			$643,622	$1,003,737
Less: Cash and cash equivalents			111,936	68,712
Net Debt			$531,686	$935,025

Net Debt to EBITDA			0.9	2.0